UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 28, 2020

CERECOR INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)
001-37590		45-0705648
(Commission File Number)		(IRS Employer Identification No.)

540 Gaither Road, Suite 400, Rockville, Maryland 20850 (Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (410) 522-8707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	CERC	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.     Entry into a Material Definitive Agreement.

Cerecor Inc. (“Cerecor” or the “Company”) hereby reports that on May 28, 2020, Aevi Genomic Medicine, LLC, a wholly-owned subsidiary of Cerecor (“Aevi”), entered into an Amended and Restated Clinical Development and Option Agreement (the “New CDOA”) with Kyowa Kirin Co., Ltd., formerly known as Kyowa Hakko Kirin Co., Ltd (“KKC” and, collectively with Aevi, the “Parties”) relating to the development and potential commercialization of KKC’s first-in-class anti-LIGHT monoclonal antibody (the “Antibody”). The New CDOA replaces the Clinical Development and Option Agreement between the Parties effective June 6, 2016 (the “Prior CDOA”), which agreement was disclosed by Aevi in a Current Report on Form 8-K filed with the United States Securities and Exchange Commission (the “SEC”) on June 6, 2016 (the “June 6, 2016 8-K”) and redacted copy of which was filed on August 4, 2016 with Aevi’s Quarterly Report on Form 10-Q filed with the SEC for the fiscal quarter ending June 30, 2016.

The New CDOA retains all terms of the Prior CDOA, the summary of which contained in the June 6, 2016 8-K is incorporated by reference into this Current Report on Form 8-K, except that the Parties agreed to:

(1) eliminate certain rights of first negotiation and first refusal that would have been granted by KKC in favor of Aevi if Aevi exercised its option to obtain exclusive rights for the development, manufacture and commercialization of the Antibody”) in the treatment, prevention, and diagnosis of specified pediatric onset rare and orphan inflammatory diseases (including severe pediatric onset inflammatory bowel diseases such as Crohn’s disease and ulcerative colitis and other specified pediatric onset rare and orphan auto-immune diseases (collectively, the “Original Field”) (such option, the “Original Option”); and

(2) extend a time-based termination right in favor of KKC.

In addition to retaining the terms of the Prior CDOA with the changes mentioned above, the New CDOA grants Aevi the right to conduct a signal finding study testing the Antibody in the treatment of COVID-19 acute respiratory distress syndrome (the “COVID Study”). The COVID Study will be conducted under a new investigational new drug application filed by Aevi. The New CDOA also grants Aevi an additional option separate from the Original Option to obtain exclusive rights for the development, manufacture and commercialization of the Antibody in the treatment, prevention, and diagnosis of acute lung injury and acute respiratory distress syndrome (collectively, the “ARDS/ALI Field”) (such option, the “New Option”).

If Aevi exercises the New Option, Aevi will have the exclusive right to develop, manufacture and commercialize the Licensed Products globally in the ARDS/ALI Field pursuant to a pre-agreed license agreement attached to the New CDOA. Aevi will be responsible for the manufacture of the Licensed Products for use in clinical trials as well as for commercialization in the ARDS/ALI Field.

Upon exercise of the New Option, Aevi will be required to pay KKC an initial license fee in the low single-digit millions of dollars. The Company may pay KKC up to an additional $14 million upon the achievement of certain regulatory milestones related to the Licensed Products in the ARDS/ALI Field. Aevi and KKC will split profits from the Company’s sales of Licensed Products in the ARDS/ALI Field with the Company being entitled to approximately 75% of such profits and KKC being entitled to approximately 25% of such profits. KKC will pay Aevi low double-digit royalties for sales of Licensed Products outside the ARDS/ALI Field. Aevi will be responsible for costs of development of Licensed Products in the ARDS/ALI Field. KKC will have the right to purchase the Licensed Products from Aevi for use outside the ARDS/ALI Field.

The New CDOA will expire if neither the Original Option nor the New Option are exercised during their applicable exercise period or if one of the options is exercised, then upon the expiration of the exercise period for the remaining option if such option is not exercised during such period. Upon any of the license agreements attached to the New CDOA becoming effective in connection with exercise of the relevant option, it will remain in effect so long as there are Licensed Products being commercialized by the Parties or until such license agreement is terminated pursuant to certain termination rights provided to each of the Parties. The New CDOA also contains early termination rights customary for this type of agreement.

The New CDOA (including the pre-agreed license agreements that become effective in connection with exercise of the Original Option and/or the New Option) will be attached as an exhibit to Cerecor’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2020 (the “Form 10-Q”). Cerecor intends to seek confidential treatment for certain terms of the New CDOA at the time of filing such agreements with the Form 10-Q.

The Company does not have any material relationship with KKC other than the New CDOA.

Item 8.01.     Other Events.

On May 28, 2020, the Company issued a press release announcing that the Company has received clearance from the United States Food and Drug Administration to proceed with a clinical trial of CERC-002 in patients with COVID-19 induced Acute Respiratory Distress Syndrome (ARDS). On May 28, 2020, the Company also posted an updated investor presentation regarding this clearance and the clinical trial. Copies of the press release and investor presentation are attached hereto as Exhibit 99.1 and 99.2, respectively, and are incorporated herein in their entirety by reference.

 Item 9.01.     Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

99.1	Press Release dated May 28, 2020.

99.2	Investor Presentation.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERECOR INC.

Date: May 28, 2020	/s/ Christopher Sullivan
Christopher Sullivan
Interim Chief Financial Officer

3